Exhibit 99.1

For:	Duane Reade Inc.
Approved By:	John Henry
(212) 273-5746
SVP - Chief Financial Officer
Contact:	Cara O’Brien/Athan Dounis
Press: Stephanie Sampire
(212) 850-5600
FD Morgen-Walke
FOR IMMEDIATE RELEASE

DUANE READE INC. PROVIDES UPDATE ON IMPACT OF POWER OUTAGE

New York, New York, August 22, 2003 — Duane Reade Inc. (NYSE: DRD) today commented on the power outage that affected New York City and the surrounding metropolitan area on August 14 - 15, 2003, and provided guidance regarding the related financial impact on the business.

The power outage that began at approximately 4:10pm on Thursday, August 14th resulted in the temporary closure of all of the Company’s 237 stores.  Throughout most of New York City the power outage continued through a large part of Friday, August 15th.  However, as power was slowly restored to the area the Company was able to gradually reopen locations during the day, and ended Friday with 136 stores reopened and operational.  Total chain operations were fully restored by the morning of Saturday, August 16th.

The Company estimates that as a result of this business interruption, lost sales totaled approximately $3.3 million.  This, combined with the estimated inventory losses related to perishable goods and extra expenses to restore operations, is expected to result in an adverse impact of approximately $0.7 million, or $0.03 per diluted share, during the third quarter.  While the Company has business interruption insurance in effect for losses that exceed a $0.5 million deductible, any potential insurance recovery will not be recognized until such collection is assured.

Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, commented, “I am pleased that the impact of this disruption was minimized to the greatest extent possible.  This is a direct result of the tireless efforts of our employees who provided the necessary support to quickly restore our operations once power was reestablished.”

Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photofinishing.  As of June 28, 2003, the Company operated 236 stores.  Duane Reade maintains a web site at http://www.duanereade.com.

Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results.  Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company’s specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area.  Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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